Exhibit 99.1

ELDORADO RESORTS REPORTS FOURTH QUARTER NET REVENUE OF $206.5 MILLION, OPERATING INCOME OF $13.1 MILLION AND ADJUSTED EBITDA OF $33.6 MILLION

Reno, Nev. (March 9, 2017) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the fourth quarter ended December 31, 2016.

($ in thousands, except per share data)			Total Net Revenue Three Months Ended December 31,
	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change

Reno Tri-Properties	$75,314	$47,842	$ 28,168	$76,010	(0.9)%
Eldorado Shreveport	30,982	32,422	-	32,422	(4.4)%
Scioto Downs	38,422	39,087	-	39,087	(1.7)%
Mountaineer	30,830	32,989	-	32,989	(6.5)%
Presque Isle Downs	30,902	33,820	-	33,820	(8.6)%

Total Net Revenue	$206,450	$186,160	$ 28,168	$214,328	(3.7)%

($ in thousands, except per share data)			Adjusted EBITDA Three Months Ended December 31,
	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change

Reno Tri-Properties	$11,813	$6,927	$ 2,155	$9,082	30.1%
Eldorado Shreveport	6,619	6,324	-	6,324	4.7%
Scioto Downs	13,032	12,738	-	12,738	2.3%
Mountaineer	2,427	2,732	-	2,732	(11.2)%
Presque Isle Downs	3,289	5,248	-	5,248	(37.3)%
Corporate	(3,605)	(3,806)	-	(3,806)	(5.3)%

Total Adjusted EBITDA (5)	$33,575	$30,163	$ 2,155	$32,318	3.9%

Operating income	$13,091	$13,281
Net income	$959	$110,153

Basic EPS	$0.02	$2.36

Diluted EPS	$0.02	$2.33

			Total Net Revenue
($ in thousands, except per share data)			Twelve Months Ended
			December 31,
	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change

Reno Tri-Properties	$321,922	$127,802	$ 181,672	$309,474	4.0%
Eldorado Shreveport	131,496	136,342	-	136,342	(3.6)%
Scioto Downs (3)	162,413	157,525	-	157,525	3.1%
Mountaineer	136,654	155,608	-	155,608	(12.2)%
Presque Isle Downs	140,411	142,507	-	142,507	(1.5)%

Total Net Revenue	$892,896	$719,784	$ 181,672	$901,456	(0.9)%

($ in thousands, except per share data)			Adjusted EBITDA
			Twelve Months Ended
			December 31,
	2016	2015	2015 Pre- Acquisition(1)	2015 Total(2)	Change

Reno Tri-Properties	$62,333	$20,194	$ 29,880	$50,074	24.5%
Eldorado Shreveport	31,198	29,051	-	29,051	7.4%
Scioto Downs (3)	56,855	54,017	-	54,017	5.3%
Mountaineer	13,596	21,394	-	21,394	(36.4)%
Presque Isle Downs	19,384	20,311	-	20,311	(4.6)%
Corporate (4)	(15,080)	(14,289)	-	(14,289)	5.5%

Total Adjusted EBITDA (5)	$168,286	$130,678	$ 29,880	$160,558	4.8%

Operating income	$89,118	$72,516
Net income	$24,802	$114,183

Basic EPS	$0.53	$2.45

Diluted EPS	$0.52	$2.43

(1)

Figures for the three and twelve months ended December 31, 2015 represent the results of Silver Legacy and Circus Circus Reno for the period beginning on October 1, 2015 and January 1, 2015, respectively, and ending on November 24, 2015, the date that ERI acquired those properties. Such figures are based on the unaudited historical internal financial statements of such entities and have not been reviewed by the Company’s auditors.

(2)

Figures for the three and twelve months ended December 31, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015. Such presentation does not conform with generally accepted accounting principle (“GAAP”) or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.

(3)

Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win in Q1 2016. The changes are non-cash and related to prior years. If the regulatory change didn’t take place, net revenues at Scioto Downs would have increased 3.7% for the twelve months ended December 31, 2016. The net non-cash impact to Adjusted EBITDA was $0.6 million and that amount is added back to Scioto Downs’ Adjusted EBITDA for the twelve months ended December 31, 2016.

(4)	Corporate for the twelve months ended December 31, 2016 and December 31, 2015 excludes severance expense of $1.5 million and $0.1 million, respectively.
(5)

Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s fourth quarter 3.9% year-over-year increase in Adjusted EBITDA and 110 basis point improvement in our property operating margin to 18.0% reflects our focus on profitable revenue and operational execution. We achieved improved operating results despite a tepid operating environment, including the impact of weather disruption at our Eastern properties, which led to a 3.7% decline in total revenues,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado. “Our focus on driving margins and Adjusted EBITDA growth is similarly reflected in our full year 2016 performance as Adjusted EBITDA increased 4.8% and the full year property operating margin rose 110 basis points to 20.5% on essentially flat revenues. Our three largest operations continue to be key drivers of our business and are offsetting temporary property-specific challenges at our Eastern properties. We experienced 30.1% growth in fourth quarter Adjusted EBITDA for our Reno Tri-Properties as well as a 2.3% rise at Eldorado Scioto Downs and a 4.7% increase from Eldorado Shreveport. Total Adjusted EBITDA for these three properties, which accounted for over 80% of total property Adjusted EBITDA in 2016, increased 13% year over year on a 2.1% revenue increase as the property operating margin for these properties improved 230 basis points to 24.4%.

“Overall, results across our property portfolio continue to benefit from our implementation of targeted, return-focused facility enhancement projects as well as focused cost-savings initiatives. At Eldorado Scioto Downs, the June opening of the second smoking patio and bar and the late 2015 opening of The Brew Brothers microbrewery and restaurant are leading to solid increases in gaming and non-gaming revenue while attracting new guests and players to the property. We expect that this month’s opening of the 118-room Hampton Inn Hotel at the property will fulfill the guest demand we have for lodging while further differentiating the property in the Columbus market. Similarly, we believe that our efforts to provide market-leading amenities and guest service have positioned Eldorado Shreveport to expand its market share while our focus on cost-disciplines is driving better flow through of revenue in a challenging market.

“Eldorado’s Reno Tri-Properties operations offer ongoing organic growth opportunities as we continue to strengthen these properties to benefit from Reno’s improving economic outlook as Reno posted the nation’s eighth-fastest metro area job growth in 2016. We are making notable progress on our three-year $50 million Tri-Property facility enhancement plan that will further position us to address the expected growing customer activity in Reno. This plan further integrates the guest experience while delivering an enhanced and seamless luxury resort environment. Current work includes the renovation of approximately 750 guest rooms at two towers; a full redesign of the legacy buffet at Circus Circus Reno to transform it into a modern food court with three distinct offerings; the development of a new waffle house at the former Circus Circus Steak House; the addition of an arcade and redemption area to replace the Circus Circus Americana Café; and the construction of a Canter’s Deli and new poker room at Silver Legacy. These facility upgrades as well as our plans for a new luxury spa at Eldorado Reno and new public spaces and room renovations across the complex, are designed to significantly elevate the Reno Tri-Property guest experience which we anticipate will reinforce and augment its position as a leading entertainment and gaming destination in the Reno market.

“We expect to complement our organic growth initiatives by expanding our regional gaming platform through the planned $1.7 billion acquisition of Isle of Capri Casinos, which is expected to close in the second quarter of 2017, subject to regulatory approvals. The Isle of Capri acquisition is a transformational growth opportunity for Eldorado which will substantially increase the scale of our gaming operations while further diversifying Eldorado’s geographic reach and Adjusted EBITDA mix.

“The combined Eldorado and Isle operations will feature approximately 20,290 slot machines and VLTs, more than 550 table games and over 6,550 hotel rooms in ten states, after giving effect to the announced divestitures of Isle of Capri Casino Hotel Lake Charles and Lady Luck Casino Marquette. Isle of Capri experienced improved Adjusted EBITDA margins for their most recent quarter ended January 22, 2017 and we expect the combined company will achieve further improvements resulting from the previously announced $35 million of estimated annual cost synergies. As a result, we anticipate that Eldorado will be positioned to create near- and long-term value for our combined shareholder base following the completion of the transaction.”

Balance Sheet and Liquidity

At December 31, 2016, Eldorado had $61.0 million in cash and cash equivalents and $2.4 million in restricted cash. Outstanding indebtedness at December 31, 2016 totaled $822.6 million, including $29.0 million outstanding on the Company’s revolving credit facility. Capital expenditures in the fourth quarter and 2016 full year totaled $14.4 million and $47.4 million, respectively.

“We continue to focus on the strength of our balance sheet and capital structure and access to capital at attractive rates,” said Tom Reeg, President and Chief Financial Officer of Eldorado. “Reflecting this focus, we reduced debt by $68.8 million in 2016 and ended the year with trailing twelve month consolidated gross leverage ratio of 4.9x compared to 5.6x at the end of 2015. In addition, we expect that the combined Eldorado/Isle of Capri will generate free cash flow that will provide the flexibility to reduce leverage, fund the facility enhancement plan across our portfolio and evaluate additional accretive strategic growth investments.”

Eldorado – Isle of Capri Transaction Details

On September 19, 2016, Eldorado and Isle announced that they entered into a definitive merger agreement whereby Eldorado will acquire all of the outstanding shares of Isle of Capri Casinos (“Isle” or “Isle of Capri”) for $23.00 in cash or 1.638 shares of Eldorado common stock, at the election of each Isle of Capri shareholder, reflecting total consideration of approximately $1.7 billion, inclusive of $929 million of long-term debt of Isle of Capri and its subsidiaries. Elections are subject to proration such that the outstanding shares of Isle common stock will be exchanged for aggregate consideration comprised of 58% cash and 42% Eldorado common stock. Upon completion of the transaction, Eldorado and Isle of Capri shareholders will hold approximately 62% and 38%, respectively, of the combined company’s outstanding shares. The required approvals of the Eldorado and Isle of Capri shareholders were obtained at separate Special Meetings of Shareholders on January 25, 2017. The transaction is expected to be consummated in the second quarter of 2017 subject to the approval of applicable gaming authorities, and other customary closing conditions.

Eldorado has received committed financing for the transaction totaling $2.1 billion from J.P. Morgan.

Last month, Isle of Capri reported that it continues to make progress on its previously announced divestitures including the $134.5 million sale of Lake Charles to an affiliate of Laguna Development Corporation and the $40.0 million sale of Marquette to an affiliate of Casino Queen, Inc. Isle of Capri expects the Marquette transaction to close in the first calendar quarter of 2017 and the Lake Charles transaction to close in the second calendar quarter of 2017, in each case, subject to regulatory approvals.

Summary of 2016 Fourth Quarter Property Results and Facility Enhancements

Nevada

Net revenue at the Reno Tri-Properties for the quarter ended December 31, 2016 declined approximately 1% to $75.3 million compared to $76.0 million in the prior-year period, with operating income increasing 40.3% to $6.8 million. Adjusted EBITDA rose 30.1% to $11.8 million reflecting a 370 basis point improvement in Adjusted EBITDA margin to 15.7%. The improvement in Adjusted EBITDA reflects the leverage in the Tri-Properties’ operating model as year-over-year increases in several of the complex’s volume indicators drove improved flow through of revenue to Adjusted EBITDA. RevPAR improved 3.1% in the fourth quarter and was up 11.3% in 2016. The consolidation of the Tri-Properties continues to bring efficiencies and growth with the ongoing implementation of revenue and expense synergy strategies and the commencement of the Company’s $50 million capital plan in the market.

Louisiana

Net revenue at Eldorado Shreveport declined 4.4% to $31.0 million in the fourth quarter of 2016 from $32.4 million in the fourth quarter of 2015 while operating income increased modestly year over year to $4.6 million. Adjusted EBITDA increased 4.7% to $6.6 million from $6.3 million in the comparable quarter of 2015 reflecting continued improvements in expense management. The property increased its market share in the fourth quarter and achieved above 100% “fair share” for the second consecutive quarter.

Eastern Properties

Net revenue at Eldorado Scioto Downs declined 1.7% to $38.4 million in the fourth quarter of 2016 from $39.1 million in the fourth quarter of 2015 and operating income of $8.7 million was in line with operating income of $8.6 million in the year-ago quarter. Scioto Downs’ fourth quarter 2016 Adjusted EBITDA increased 2.3% to $13.0 million from $12.7 million in the comparable prior-year period marking the eighth consecutive quarter that Adjusted EBITDA at the property rose on a year over year basis. The year-over-year decline in net revenues at the property is a result of inclement weather and marketing and promotional programs that emphasize profitable revenue generation, as reflected in the 130 basis point year-over-year improvement in the property’s Adjusted EBITDA margin to 33.9%. The 118-room Hampton Inn Hotel at the property developed by a third party will open later this month.

At Presque Isle Downs & Casino, fourth quarter 2016 net revenue declined 8.6% to $30.9 million reflecting in part a challenging weather comparison versus the prior-year quarter. The lower revenue led to a decline in operating income to $1.4 million compared to $3.5 million in the year-ago quarter and in Adjusted EBITDA which declined 37.3% to $3.3 million in the fourth quarter of 2016 from $5.2 million a year ago.

Net revenue at Mountaineer Casino, Racetrack & Resort declined 6.5% to $30.8 million in the fourth quarter of 2016 from $33.0 million in the fourth quarter of 2015. The property generated an operating loss of $0.3 million in the fourth quarter of 2016 compared with an operating loss of $0.1 million in the fourth quarter of 2015. Adjusted EBITDA declined 11.2% year over year to $2.4 million primarily due to the impact of inclement weather in December. Going forward, the Company expects to benefit from lower operating expenses at Mountaineer following the recent completion of a right-sizing of the property to match the current revenue volumes.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, S-1 expenses, severance expenses and other, which includes equity in income of unconsolidated affiliates, (gain) loss on the sale or disposal of property, and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with U.S. GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Fourth Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 719/457-2080, conference ID 1974223 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a casino entertainment company that owns and operates seven properties in five states, including the Eldorado Resort Casino, the Silver Legacy Resort Casino and Circus Circus Resort Casino in Reno, NV; the Eldorado Resort Casino in Shreveport, LA; Eldorado Gaming Scioto Downs in Columbus, OH; Mountaineer Casino Racetrack & Resort in Chester, WV; and Presque Isle Downs & Casino in Erie, PA. For more information, please visit www.eldoradoresorts.com.

On September 19, 2016 the Company entered into a definitive merger agreement to acquire Isle of Capri Casinos, Inc. (NASDAQ: ISLE) for total consideration of $1.7 billion. Upon completion of the transaction, expected to occur in the second quarter of 2017, Eldorado will add 12 additional properties to its portfolio taking into account announced divestitures.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: the timing of consummating the acquisition of Isle of Capri Casinos; the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and satisfy or waive other closing conditions; the possibility that the merger does not close when expected or at all or that the companies may be required to modify aspects of the merger to achieve regulatory approval; Eldorado’s ability to realize the synergies contemplated by a potential transaction; Eldorado’s ability to promptly and effectively integrate the business of Eldorado and Isle; uncertainties in the global economy and credit markets and its potential impact on Eldorado’s ability to finance the transaction; the outcome of any legal proceedings that may be instituted in connection with the transaction; the ability to retain certain key employees of Isle; the possibility of a material adverse change affecting Eldorado or Isle; the possibility that the business of Eldorado or Isle may suffer as a result of the announcement of the transaction; Eldorado’s ability to obtain financing on the terms expected, or at all; our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; our geographic concentration; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; risks relating to pending claims or future claims that may be brought against us; the effect of disruptions to our information technology and other systems and infrastructure; construction factors relating to maintenance and expansion of operations; our ability to attract and retain customers; weather or road conditions limiting access to our properties; the effect of war, terrorist activity, natural disasters and other catastrophic events; and competition to attract and retain management and key employees.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Important Information for Investors and Stockholders

The information in this press release is neither an offer to sell nor the solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction between ERI and Isle, ERI filed a registration statement on Form S-4 (File No. 333-214422) with the Securities and Exchange Commission (the “SEC”) that was declared effective on December 29, 2016 and contains a definitive joint proxy statement of ERI and Isle that also constitutes a prospectus of ERI. The joint proxy statement/prospectus was mailed to shareholders of ERI and Isle on or about January 4, 2017 and required stockholder approvals were obtained on January 25, 2017. This communication is not a substitute for the joint proxy statement/prospectus or any other document that ERI or Isle may file with the SEC or send to their shareholders in connection with the proposed transaction. SECURITY HOLDERS OF ELDORADO AND ISLE ARE ADVISED TO READ THE PROSPECTUS/PROXY STATEMENT CAREFULLY AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN SUCH MATERIALS BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The joint proxy statement/prospectus and other documents that will be filed with the SEC by Eldorado and Isle will be available without charge at the SEC’s website, www.sec.gov, or by directing a request to (1) Eldorado Resorts, Inc. by mail at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, Attention: Investor Relations, by telephone at (775) 328-0112 or by going to the Investor page on Eldorado’s corporate website at www.eldoradoresorts.com; or (2) Isle of Capri Casinos, Inc. by mail at 600 Emerson Road, Suite 300, Saint Louis, Missouri 63141, Attention: Investor Relations, by telephone at (314) 813-9200, or by going to the Investors page on Isle’s corporate website at www.islecorp.com.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Richard Land
President and Chief Financial Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	December 31, 2016	December 31, 2015
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$61,029	$78,278
Restricted cash	2,414	5,271
Accounts receivable, net	14,694	9,981
Inventories	11,055	11,742
Prepaid income taxes	69	112
Prepaid expenses and other	12,492	10,795

Total current assets	101,753	116,179
INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES	1,286	1,286
PROPERTY AND EQUIPMENT, NET	612,342	625,416
GAMING LICENSES AND OTHER INTANGIBLE ASSETS, NET	487,498	492,033
GOODWILL	66,826	66,826
NON-OPERATING REAL PROPERTY	14,219	16,314
OTHER ASSETS, NET	10,120	6,954

Total assets	$1,294,044	$1,325,008

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$4,545	$4,524
Accounts payable	21,576	17,005
Due to affiliates	259	129
Accrued property, gaming and other taxes	18,790	19,424
Accrued payroll and related	14,588	17,852
Accrued interest	14,634	14,978
Accrued other liabilities	27,648	31,798

Total current liabilities	102,040	105,710
LONG-TERM DEBT, LESS CURRENT PORTION	795,881	861,713
DEFERRED INCOME TAXES	90,385	78,797
OTHER LONG-TERM LIABILITIES	7,287	8,121

	995,593	1,054,341

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	298,451	270,667

Total liabilities and stockholders’ equity	$1,294,044	$1,325,008

ELDORADO RESORTS, INC.

CONSOLIDATED INCOME STATEMENT

($ in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues:
Casino	$160,872	$153,420	$ 693,013	$ 614,227
Pari-mutuel commissions	1,496	989	8,600	9,031
Food and beverage	33,297	28,023	142,032	97,740
Hotel	20,469	12,795	94,312	37,466
Other	11,245	8,613	45,239	26,077

	227,379	203,840	983,196	784,541
Less: promotional allowances	(20,929)	(17,680)	(90,300)	(64,757)

Net operating revenues	206,450	186,160	892,896	719,784

Expenses:
Casino	90,417	89,290	390,325	357,572
Pari-mutuel commissions	2,026	1,559	9,787	9,973
Food and beverage	20,321	16,222	81,878	52,606
Hotel	7,682	4,464	30,746	11,307
Other	6,931	4,812	26,921	15,325
Marketing and promotions	9,937	8,906	40,600	31,227
General and administrative	32,043	26,988	130,172	96,870
Corporate	4,196	4,756	19,880	16,469
Depreciation and amortization	15,852	14,467	63,449	56,921

Total operating expenses	189,405	171,464	793,758	648,270

LOSS ON SALE OR DISPOSAL OF PROPERTY	(96)	(4)	(836)	(6)
ACQUISITION CHARGES	(3,858)	(1,735)	(9,184)	(2,452)
EQUITY IN INCOME OF UNCONSOLIDATED AFFILIATE	-	324	-	3,460

OPERATING INCOME	13,091	13,281	89,118	72,516

OTHER EXPENSE:
Interest expense, net	(12,542)	(12,612)	(50,917)	(61,558)
Gain on valuation of unconsolidated affiliate	-	35,582	-	35,582
Loss on early retirement of debt, net	-	(147)	(155)	(1,937)

Total other expense	(12,542)	22,823	(51,072)	(27,913)

NET INCOME BEFORE INCOME TAXES	549	36,104	38,046	44,603
BENEFIT (PROVISION) FOR INCOME TAXES	410	74,049	(13,244)	69,580

NET INCOME	$959	$110,153	$ 24,802	$ 114,183

Net income per share of common stock:
Basic	$0.02	$2.36	$ 0.53	$ 2.45

Diluted	$0.02	$2.33	$ 0.52	$ 2.43

Weighted average number of shares outstanding:
Basic	47,105,744	46,670,735	47,033,311	46,550,042

Diluted	47,849,554	47,227,127	47,701,562	47,008,980

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

Three Months Ended December 31, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (3)	Transaction Expenses	Severance Expense	Other (5)	Adjusted EBITDA

Reno Tri-Properties	$6,794	$ 4,847	$ -	$ -	$ 77	$ 95	$11,813
Eldorado Shreveport	4,632	1,978	-	-	-	9	6,619
Scioto Downs	8,670	4,363	-	-	-	(1)	13,032
Mountaineer	(257)	2,643	-	-	42	(1)	2,427
Presque Isle Downs	1,430	1,891	-	-	-	(32)	3,289
Corporate	(8,178)	130	591	3,858	-	(6)	(3,605)

	$13,091	$ 15,852	$ 591	$ 3,858	$ 119	$ 64	$33,575

Three Months Ended December 31, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses	Severance Expense	Other (5)	Adjusted EBITDA

Reno Tri-Properties	$3,493	$ 3,714	$ -	$ -	$ 52	$ (332)	$6,927
Eldorado Shreveport	4,367	1,912	-	-	-	45	6,324
Scioto Downs	8,624	4,096	-	-	18	-	12,738
Mountaineer	(56)	2,801	-	-	18	(31)	2,732
Presque Isle Downs	3,455	1,833	-	-	-	(40)	5,248
Corporate	(6,602)	111	333	2,352	-	-	(3,806)

Total Excluding Pre-Acquisition	13,281	14,467	333	2,352	88	(358)	30,163

Pre-Acquisition (1)	1,348	834	-	-	-	(27)	2,155

Total Including Pre-Acquisition (6)	$14,629	$ 15,301	$ 333	$ 2,352	$ 88	$ (385)	$32,318

Twelve Months Ended December 31, 2016

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation (3)	Transaction Expenses (4)	Severance Expense	Other (5)	Adjusted EBITDA

Reno Tri-Properties	$41,620	$ 20,220	$ -	$-	$230	$ 263	$62,333
Eldorado Shreveport	23,378	7,861	-	-	-	(41)	31,198
Scioto Downs (2)	39,184	17,099	-	-	-	572	56,855
Mountaineer	2,150	10,371	-	-	299	776	13,596
Presque Isle Downs	12,276	7,417	-	-	6	(315)	19,384
Corporate	(29,490)	481	3,341	9,182	1,461	(55)	(15,080)

	$89,118	$ 63,449	$ 3,341	$9,182	$1,996	$1,200	$168,286

Twelve Months Ended December 31, 2015

	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (4)	Severance Expense	Other (5)	Adjusted EBITDA

Reno Tri-Properties	$13,989	$9,547	$-	$ -	$ 115	$(3,457)	$ 20,194
Eldorado Shreveport	21,423	7,621	-	-	25	(18)	29,051
Scioto Downs	38,612	15,368	-	-	37	-	54,017
Mountaineer	6,776	14,523	-	-	126	(31)	21,394
Presque Isle Downs	11,103	9,450	-	-	-	(242)	20,311
Corporate	(19,387)	412	1,488	3,069	75	54	(14,289)

Total Excluding Pre-Acquisition	72,516	56,921	1,488	3,069	378	(3,694)	130,678

Pre-Acquisition (1)	19,850	10,008	-	-	20	2	29,880

Total Including Pre-Acquisition (6)	$92,366	$66,929	$1,488	$ 3,069	$ 398	$(3,692)	$160,558

(1)	Figures for the three and twelve months ended December 31, 2015 represent the results of Silver Legacy and Circus Circus Reno for the period beginning on October 1, 2015 and January 1, 2015, respectively, and ending on November 24, 2015, the date that ERI acquired those properties. Such figures are based on the unaudited historical internal financial statements of such entities and have not been reviewed by the Company’s auditors.
(2)	Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for the twelve months ended December 31, 2016.
(3)	Included in stock-based compensation expense for the three and twelve months ended December 31, 2016 is $0.1 million and $0.8 million, respectively, of additional stock-based compensation expense as a result of severance related to restricted stock units becoming fully vested during the three and twelve months ended December 31, 2016.
(4)	Transaction expenses represent acquisition costs related to the MTR Merger, Reno Acquisition and Isle of Capri Acquisition and includes a credit of $2.0 thousand for the twelve months ended December 31, 2016 and an expense of $0.6 million for the twelve months ended December 31, 2015 related to S-1 offering costs.
(5)	Other is comprised of (gain) loss on the sale or disposal of property, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (2) above.
(6)	Figures for the three and twelve months ended December 31, 2015 include the operations of Silver Legacy and Circus Circus Reno, which were acquired by ERI on November 24, 2015, as if the acquisition occurred on January 1, 2015. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we have included the combined information because we believe it provides a meaningful comparison for the periods presented.